PRICING SUPPLEMENT NO. 16                      FILED PURSUANT TO RULE 424(b)(3)
DATED JULY 6, 2005 TO                               REGISTRATION NO. 333-110318
PROSPECTUS DATED DECEMBER 3, 2003
AND PROSPECTUS SUPPLEMENT DATED MARCH 26, 2004

                     AMERICAN GENERAL FINANCE CORPORATION
                          MEDIUM-TERM NOTES, SERIES I
                                 (FIXED RATE)
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:  U.S.$700,000,000                     Original Issue Date:  July 11, 2005
Agents' Discount or Commission:  U.S.$2,800,000         Stated Maturity:  July 15, 2012
Net Proceeds to Issuer:  U.S.$696,458,000               Interest Rate:  4.875%
Form:  [ x ] Book Entry	[   ] Certificated              CUSIP No.:  02635PTB9
Specified Currency (If other than U.S. dollars):  N/A   Authorized Denominations (If other than
                                                        U.S.$1,000 and integral multiples
                                                        thereof):  U.S.$5,000 and integral multiples
                                                                   of U.S.$1,000


The notes are being placed through or purchased by the Agents listed below:

Banc of America Securities LLC           U.S.$189,000,000      Capacity: [ x ] Agent  [   ] Principal
Deutsche Bank Securities Inc.            U.S.$189,000,000      Capacity: [ x ] Agent  [   ] Principal
HSBC Securities (USA) Inc.               U.S.$189,000,000      Capacity: [ x ] Agent  [   ] Principal
BNY Capital Markets, Inc.                U.S.$ 33,250,000      Capacity: [ x ] Agent  [   ] Principal
KeyBanc Capital Markets, a division
  of McDonald Investments Inc.           U.S.$ 33,250,000      Capacity: [ x ] Agent  [   ] Principal
RBC Capital Markets Corporation          U.S.$ 33,250,000      Capacity: [ x ] Agent  [   ] Principal
Scotia Capital (USA) Inc.                U.S.$ 33,250,000      Capacity: [ x ] Agent  [   ] Principal

If as Agent:  The notes are being offered at a fixed initial public offering price of 99.894% of principal amount.
If as Principal :
      [   ]   The notes are being offered at varying prices related to
              prevailing market prices at the time of resale.
      [   ]   The notes are being offered at a fixed initial public offering price of ____% of principal amount.

Interest Payment Date(s):January 15 and July 15, commencing January 15, 2006

Redemption Provisions:
    [ x ]  The notes cannot be redeemed prior to the Stated Maturity.
    [   ]  The notes may be redeemed prior to the Stated Maturity.
           Initial Redemption Date:
           Initial Redemption Percentage:  ___%
           Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:
    [ x ]  The notes cannot be repaid prior to the Stated Maturity.
    [   ]  The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
           Optional Repayment Date(s):

Other Provisions:   None.




We are offering notes on a continuing basis through ABN AMRO Incorporated, Banc of America Securities LLC, Barclays Capital, BNP PARIBAS, Citigroup, Deutsche Bank Securities, Goldman, Sachs & Co., HSBC, JPMorgan, Morgan Stanley, UBS Investment Bank and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted offers to purchase $6,081,886,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of notes described in the accompanying prospectus supplement.

                          ____________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.